EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144326 on Form S-8 of our report dated March 23, 2006 relating to the consolidated financial statements of Comtech Group, Inc. for the year ended December 31, 2005, appearing in this Annual Report on Form 10-K of Comtech Group, Inc. for the year ended December 31, 2007, and to the reference to us under the headings “Selected Financial Data” in such annual report.

Deloitte Touche Tohmatsu

Hong Kong

March 14, 2008